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                                                                    EXHIBIT 10.5

                             [LETTERHEAD OF NIKKO]


Preferred Credit Corporation
3347 Michelson Drive, Suite 400
Irvine, California 92612
Attention: Li-Lin Ko ,Chief Financial Officer
Telephone: (714)474-0700
Facsimile: (714)253-9845                                     June 13,1997


Gentlemen:

This Commitment Letter confirms our agreement between Preferred Credit Corporation ("Customer") and Nikko Financial Services, Inc. ("Nikko") pursuant to which Nikko shall provide committed financing collateralized by eligible Mortgage Loans in accordance with the terms and conditions hereof and as set forth in the Residential Mortgage Financing Facility and the Promissory Note, dated as of June 13, and the Tri-Party Custody Agreement(s) executed by Customer related thereto (collectively, the "Agreements"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreements.

In the event of a conflict between the terms of this Commitment Letter and the terms of the Agreements, the terms of this Commitment Letter shall control.

Subject to the terms and conditions of the Agreements and the Commitment Letter, Nikko hereby commits to:

1. Provide a revolving credit line to Customer for 1 to 4 family residential second lien (or better) Mortgage Loans which, will have an LTV (when combined with the LTV of the First Mortgage) less than or equal to 125% ("125 Mortgage Loans") until June 30,1998 ( the" Expiration Date") as follows:

   (a) $ 150,000,000 for 125 Mortgage Loans with the Required Documents delivered to Custodian in accordance with terms of the Agreements ("125 Mortgage Transactions").

   provided, however, that:

   (i) all Mortgage Loans shall have an underwritten FICO score in excess of 620;

   (ii) all Mortgage Loans shall be eligible for securitzation under the current applicable rating-agency standards and shall be underwritten in accordance with the underwriting guidelines previously submitted to, and approved by, Nikko;
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   (iii) the total of all Advances involving Mortgage Loans with respect to which the Required Documents have not yet been delivered, but which shall be delivered, to Custodian in accordance with Section 9(b) of the Custody Agreement ("Wet Transaction"), shall not exceed $ 15,000,000.

2.  Maintain an Advance Rate per annum as follows:

    (a) 175 basis points over LIBOR of comparable maturity for any 125 Mortgage Transaction and;

    (b) 200 basis points over LIBOR of comparable maturity for any Wet Transaction;

    provided, however, that (i) for purposes of the foregoing, "LIBOR" shall mean the London Inter-Bank Offered Rate, as quoted from time to time, by Nikko in good faith, and (ii) Nikko may charge Customer for any related daylight overdraft charge at the rate imposed on Nikko, if any.


Customer commits to:

1. With respect to each Advance, provide to Nikko, when such Advance is made and thereafter on a daily mark to market basis, Collateral equal to 102% of each such Advance related to a 125 Mortgage Transaction (i.e., at any time an Advance is made or shall be outstanding, such Advance shall not exceed 98% of the Collateral Value of the items of Collateral included in the Trust Receipt).

2. Pay Nikko on the first day of each month or of the month following the expiration or termination of the Commitment, a Non-usage Fee, if the average daily principal balance of all Advances outstanding during the immediately preceding calendar month is less than $100 million. Such Non-usage Fee shall be calculated by multiplying (a) the amount representing the difference between $100 million and the average daily outstanding principal balance of all Advances for the relevant month by (b) 25 basis points, and dividing such product by 12;

3. Provide evidence to Nikko that Customer has, and will continue to maintain, insurance coverage for itself and its subsidiaries that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities), and computer fraud in an aggregate amount of at least $1,000,000 and shall include Nikko Financial Services, Inc. as a Loss Payee; and

4. Notify Nikko of its intent to borrow under an Advance at least 1 Business Day prior to such Advance.

5. Provide Nikko or its designees with such data regarding the Mortgage Loans as requested by Nikko which data shall be in computer-readable form acceptable to Nikko.


Nikko shall have the right to terminate this Commitment Letter, and Nikko shall no longer be obligated to make Advances under this Commitment and may accelerate the maturity dates of all Advances then outstanding, upon the occurrence of a Commitment Letter Termination Event. Upon such termination, Nikko shall have no obligation to return any fees collected and may exercise any right or remedy available to it in the Agreements or at law. A Commitment Letter Termination Event shall include any one or more of the following:

1.  an "Event of Default" shall have occurred under any of the Agreements.

2. Any litigation or proceeding affecting Customer or its subsidiaries that is likely to be adversely determined and which, if adversely determined, could have a material adverse effect on the Collateral or the ability of Customer to pay and perform on the Obligations.

3. Customer consolidates or amalgamates with, or merges into or transfers all or substantially all its assets to another entity and, at the time of such consolidation, amalgamation, merger or transfer:

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    (a)  the resulting, surviving or transferee entity fails to assume all the obligations of Customer and its subsidiaries under this Commitment Letter and the Agreements by operation of law or pursuant to an agreement satisfactory to Nikko; or

    (b) the benefits of any guarantee, support letter or "keep well" letter relating to this Commitment Letter or the transactions herein contemplated fail to extend to the performance by such resulting, surviving or transferee entity of its obligations under this Commitment Letter.

4.  Financial Condition

    (a) A change in Customer's business, operations or financial condition that would materially and adversely affect the ability of Customer to perform its obligations under this Commitment Letter and the Agreements as determined in good faith by Nikko;

    (b)  GAAP Net Worth is less than $ 17 million;

    (c) Customer's Adjusted Net Worth is less than $ 17 million. With respect to the foregoing, "Adjusted Net Worth" shall mean, at any date, the sum of Tangible Net Worth plus 1% of the aggregate outstanding principal balance of all 1 to 4 family residential mortgage loans in Customer's servicing portfolio, if any. "Tangible Net Worth" shall mean the excess of total assets over total debt determined in accordance with GAAP but shall exclude all assets (other than deferred commitment fees) which would be classified as intangible assets under GAAP (e.g., purchased and capitalized value of servicing rights, excess servicing fees, goodwill, and deferred charges including, without limitation, unamortized debt discount and expense, and organization costs).

    (d) As of any date Customer's ratio of current assets to current liabilities is less than 1.05:1; provided,however, that "current assets" shall include residual securities at the then current market value.

    (e)  Customer experiences three (3) consecutive quarterly losses;

    (f) Customer, directly or indirectly, engages in any business other than the mortgage banking business;

    (g) Customer uses the proceeds of the Advances for any purpose other than to fund the related Mortgage Loans;

    (h) Customer sells any asset other than in its ordinary course of its business; and

    (i)  Customer guarantees the debt obligation of any other entity.

5.  Financial Statements:

    (a) Customer shall fail to deliver to Nikko within 90 days after the last day of its fiscal year, its audited consolidated statement of income and statement of changes in cash flow for such year and balance sheet as of the end of such year in each case presented fairly in accordance with GAAP and the requirements of HUD Handbook IG 4000.3 REV and accompanied, in all cases, by an unqualified report of a firm of independent certified public accountants acceptable to Nikko.

    (b) Customer shall fail to deliver to Nikko within 60 days after the last day of each of the first three fiscal quarters in any fiscal year of Customer, its consolidated statement of income and statement of changes in cash flow for such quarter and balance sheet as of the end of such quarter presented fairly in accordance with GAAP.

    (c) Customer shall fail to deliver to Nikko within 30 days after the last day of each calendar month in any fiscal year of Customer, (i) its consolidated statement of income for such month and balance sheet as of the end of such month accompanied in each case by a certificate of the chief financial officer or treasurer of Customer stating that such financial statements are presented fairly in accordance with GAAP and the requirements of HUD Handbook IG 4000.3 REV and (ii) an officer's certificate from its chief financial officer or treasurer certifying that there does not exist an event of default in the Agreements.

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    (d)  Customer shall fail to deliver to Nikko as soon as available copies of all proxy statements, financial statements, and reports which Customer sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements under the Securities Act of 1933, as amended, which it files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

    (e) Customer shall fail to deliver to Nikko as soon as the same are available, copies of all regular, periodic and special audit reports conducted by GNMA, FNMA and/or FHLMC with respect to Customer's operations.

6. There occurs a catastrophic event or events resulting in the effective absence of a "repo market" for a period of at least 30 consecutive days respecting mortgage loans and such event results in Nikko not being able to finance any Advance through the repo market with Nikko's traditional repo counterparties. Upon the occurrence of such an event, Customer shall not be obligated to make any further payments of Commitment Fees or Non-usage Fees

Customer hereby represents, warrants and covenants that Nikko is not, and will not, be Customer's sole source of funding of its business, and that it has not and will not guarantee any debt obligation of any entity without the express written consent of Nikko. Customer agrees to immediately notify Nikko upon any intent to effect any change in ownership of Customer.

Please acknowledge your agreement to the foregoing by signing and returning the enclosed duplicate of this letter, whereby this Commitment Letter shall become a binding agreement between Nikko and Customer.

Sincerely,

Nikko Financial Services, Inc.

BY: /s/ Roddy Ennico
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NAME:       Rod Ennico
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TITLE:      Managing Director
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AGREED AND ACCEPTED

Preferred Credit Corporation

BY: /s/ Todd Rodriquez
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NAME:  Todd Rodriquez
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TITLE:  C.E.O.
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